Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of October 1, 2009, between Vitesse Semiconductor Corporation, a Delaware corporation (the “Issuer”) and the beneficial owners of the 1.50% Convertible Subordinated Debentures due 2024 (the “Notes”) signatories hereto (the “Forbearing Holders”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indenture governing the Notes, dated as of September 22, 2004, between the Issuer and U.S. Bank National Association (the “Trustee”) (as amended and supplemented, or otherwise modified, the “Indenture”).

RECITALS

WHEREAS, pursuant to the Indenture, the Issuer has issued Notes in principal amount of $96,700,000 and the Forbearing Holders hold Notes in the principal amount listed below each Forbearing Holder’s name on the signature pages hereto (the “Forbearing Notes”).

WHEREAS, the Forbearing Holders have exercised, or have indicated that they intend to exercise, their rights pursuant to Section 11.1 of the Indenture to require the Issuer to repurchase the Forbearing Notes on October 1, 2009 (the “Put Repurchase Date”).

WHEREAS, a Default has occurred and is continuing under Section 4.1(d) of the Indenture as a result of the Issuer’s failure to mail a Repurchase Event Notice pursuant to Section 11.3 of the Indenture and a Repurchase Event Purchase Notice pursuant to Section 11.4 of the Indenture or to file a Schedule TO pursuant to Section 11.7 of the Indenture (the “Existing Defaults”).

WHEREAS, the Forbearing Holders assert (and the Issuer disputes) that there will be an Event of Default under Section 4.1(c) of the Indenture if the Issuer fails to repurchase the Forbearing Notes from the Forbearing Holders on the Put Repurchase Date at a purchase price equal to 113.76% of the principal amount of the Forbearing Notes (the “Put Repurchase Default” and together with the Existing Defaults, the “Specified Defaults”).

WHEREAS, the Issuer has requested that the Forbearing Holders agree to forbear, and the Forbearing Holders have agreed to forbear, from exercising their rights and remedies with respect to the Specified Defaults for the period, and on the terms and conditions, specified herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1                        Acknowledgement and Reaffirmation.  The Issuer hereby acknowledges and agrees, with respect to the Forbearing Holders only, that:

(a)                                  On the Put Repurchase Date, the Issuer will be indebted and liable to the Forbearing Holders pursuant to Section 11.1(a) of the Indenture in an amount equal to 113.76% of the principal amount of the Forbearing Notes, together with any accrued and unpaid interest and any Additional Amounts (the “Repurchase Price”); for the avoidance of doubt, until such time as the Forbearing Holders receive the Repurchase Price, the Forbearing Holders will continue to be the beneficial owners of the Forbearing Notes with all rights and remedies under the Indenture, and shall have the right to direct the Trustee as required pursuant to Section 7 herein so long as any such Forbearing Holder has not sold or otherwise transferred its beneficial ownership of their respective Forbearing Notes;

(b)                                 the obligations of the Issuer to the Forbearing Holders under the Indenture and hereunder constitute valid and subsisting obligations of the Issuer to the Forbearing Holders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind; and

(c)                                  the Specified Defaults have not previously been waived by the Forbearing Holders.

2                  Forbearance.  Subject to the terms and conditions set forth herein, from the Effective Date through the earlier of (a) the date on which the Issuer fails to comply with the covenants contained in Section 6 of this Agreement, (b) the date of the commencement by the Issuer of a voluntary bankruptcy, insolvency, reorganization or other similar proceeding or the commencement of any similar non-voluntary case or proceeding with respect to the Issuer, and (c) 12:00 noon (EST) on October 9, 2009 (the “Forbearance Period”), the Forbearing Holders hereby agree to forbear from exercising any and all rights or remedies available under the Indenture or applicable law as a result of the Specified Defaults, but only to the extent that such rights and remedies arise solely as a result of the occurrence and continuation of the Specified Defaults; provided, however, that in each case, the Forbearing Holders shall be free to exercise any or all rights and remedies arising on account of any Specified Default at the end of the Forbearance Period; provided further, that except as expressly set forth herein, this Agreement shall not operate as a waiver, amendment or modification of the Indenture.

3                  No Waiver of Rights or Remedies.  The Forbearing Holders and the Issuer agree that, other than as expressly set forth herein, nothing in this Agreement, or the performance by the Forbearing Holders of their obligations hereunder, constitutes or shall be deemed to constitute a waiver of any of the rights or remedies available to the Forbearing Holders under the Indenture or any applicable law, all of which are hereby reserved.  In addition, the Issuer expressly acknowledges and agrees that nothing herein shall be deemed to preclude or prohibit any Forbearing Holder from taking any action (including but not limited to delivering a Repurchase Event Purchase Notice on or before the Put Repurchase Date) necessary to exercise its Repurchase Rights pursuant to the Indenture.

4                  Representations and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Forbearing Holders that:

(a)                                                  No Default or Event of Default exists (or shall exist), to the knowledge of the Issuer, as of the date hereof (other than the Specified Defaults); and

(b)                                                 The execution, delivery and performance by the Issuer of this Agreement has been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) contravene the terms of any of such person’s organizational documents; (ii) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (A) any contractual obligation to which such person is a party or affecting such person or the properties of such person or any of its subsidiaries or (B) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such person or its property is subject; or (iii) violate any applicable law.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Issuer of this Agreement.

5                  Representation and Warranty of the Forbearing Holders.  Each Forbearing Holder represents and warrants to the Issuer that no Default or Event of Default exists (or shall exist), to the knowledge of such Forbearing Holder, as of the date hereof (other than the Specified Defaults).

6                  Covenants.

(a) The Issuer shall pay, on October 1, 2009, the interest payment then due under the Indenture in an aggregate amount not to exceed $725,250 (the “Ordinary Course Interest Payment”).

(b) The Issuer shall not repay, in part or in full, any Notes that are not Forbearing Notes (other than the Ordinary Course Interest Payment).

(c) The Issuer shall not incur, create, issue, assume or suffer to exist any indebtedness for borrowed money other than indebtedness existing on the Effective Date.

(d) The Issuer shall not incur, create, assume or suffer to exist any lien on any assets or properties of the Issuer other than (i) liens existing on the Effective Date and (ii) customary liens incurred in the ordinary course of business.

7                  Actions by Trustee.  The Forbearing Holders will use commercially reasonable efforts to direct the Trustee to refrain from taking any action during the Forbearance Period to enforce any remedy under the Indenture with respect to any Specified Default.

8                  Conditions.  The agreement of the Forbearing Holders and the Issuer hereunder shall become effective as of the date when the following conditions shall have been satisfied or (with respect to (clauses (a) and (b) waived by the Forbearing Holders in their sole discretion (the “Effective Date”):

(a) the Forbearing Holders shall have received counterparts of this Agreement duly executed by the Issuer and each Forbearing Holder;

(b) the Issuer shall deliver funds by wire transfer to Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) in the amount of $175,000 (in addition to any amounts delivered to Gibson Dunn prior to September 28, 2009); and

(c) the Issuer shall have entered into a forbearance agreement, in form and substance reasonably satisfactory to the Issuer and the Forbearing Holders, with Whitebox VSC, Ltd. with respect to the indebtedness under that certain Loan Agreement dated August 23, 2007.

9                  Release.  In partial consideration of the Forbearing Holders’ willingness to enter into this Agreement, the Issuer hereby releases the Forbearing Holders and the Trustee and their officers, affiliates, employees, representatives, agents, financial advisors, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act in connection with the Indenture on or prior to the date hereof.

10            Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

11            Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Issuer and Forbearing Holders of written or telephonic notification of such execution and authorization of delivery thereof.

12            APPLICABLE LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13            Entirety.  This Agreement and the Indenture embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  This Agreement, together with the Indenture represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.  In the event there is a conflict between this Agreement and the Indenture, this Agreement shall control.

14            Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

15            Successors and Assigns; Transfers.  This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.  The Forbearing Holders may transfer all or any of their Forbearing Notes at any time during the Forbearance Period provided that such transferee shall agree in writing with the Company, as a condition to such transfer, to be bound by all of the provisions of this Agreement (any such transferee taking

Forbearing Notes pursuant to the foregoing shall be considered Forbearing Holders as if they had been original signatories to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VITESSE SEMICONDUCTOR CORPORATION

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:
Amount of Forbearing Notes: